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EXHIBIT 10.43

        COMMERCIAL LEASE AGREEMENT
Between

MEL BANKOFF
(Landlord)

– and –

MONTEREY PASTA COMPANY,
a Delaware corporation

(Tenant)

Property: 90472 Woodruff Street, Eugene, Oregon
(Leased Premises)

Prepared by:

RICHARD L. LARSON
JOHNSON, CLIFTON, LARSON & CORSON, P.C.

1050 Citizens Building
975 Oak Street
Eugene, Oregon 97401-3176
Telephone No. (541) 484-2434

TABLE OF CONTENTS

ARTICLE I
LANDLORD'S COVENANTS		1
1.1	Agreement to Lease	1
1.2	Possession and Quiet Enjoyment	1
1.3	Term	1
	1.3.1 Option to Renew Lease	1
ARTICLE II
PAYMENTS BY TENANT		1
2.1	Payment of Rent	1
	2.1.1 CPI Adjustment	2
2.2	Property Taxes	2
	2.2.1 Real Property Taxes	2
	2.2.2 Personal Property Taxes	2
	2.2.3 Tenant's Right to Contest Taxes	2
	2.2.4 Substitute Taxes	2
2.3	Utilities	3
2.4	Repairs and Maintenance	3
2.5	Insurance	3
ARTICLE III
ADDITIONAL COVENANTS		4
3.1	Use of Premises	4
3.2	Alterations and Improvements	5
3.3	Assignment and Sublease	5
3.4	Liens	5
3.5	Liability for Accident or Injury	6
	3.5.1 Landlord's Liability	6
	3.5.2 Indemnity	6
	3.5.3 Liability Insurance	6
3.6	Fixtures	6
	3.6.1 Property Rights	6
	3.6.2 Removal	6
	3.6.3 Time For Removal	7
3.7	Surrender at Expiration	7
ARTICLE IV
DAMAGE, DESTRUCTION OR EMINENT DOMAIN		7
4.1	Damage	7
	4.1.1 Insured Loss	7
	4.1.2 Damage; Uninsured Loss	7
	4.1.3 Abatement of Rent	7
	4.1.4 Waiver	8
4.2	Tenant's Termination Rights	8
4.3	Damage Near End of Term	8
4.4	Tenant's Damage Claim for Eminent Domain	9

ARTICLE V
DEFAULT		9
5.1	Default	9
	5.1.1 Failure To Pay Rent	9
	5.1.2 Failure of Obligation Other Than Rent	9
	5.1.3 Insolvency of Tenant	9
5.2	Remedies on Default	10
	5.2.1 Landlord's Right To Terminate	10
	5.2.2 Damages Without Termination	10
	5.2.3 Liability Following Termination	10
	5.2.4 Rights On Reentry	10
	5.2.5 Damages On Termination	10
	5.2.6 Other Remedies	10
5.3	Liquidated Damages	10
ARTICLE VI
MISCELLANEOUS		11
6.1	Accord and Satisfaction	11
6.2	Notices	11
6.3	Joint and Several Liability	11
6.4	Entire Agreement	11
6.5	Use of Pronoun	11
6.6	Paragraph Headings	11
6.7	Waiver	11
6.8	Heirs and Assigns	12
6.9	Signs	12
6.10	Attorney Fees	12

COMMERCIAL LEASE AGREEMENT

        THIS LEASE AGREEMENT, made and entered into as of the            day of August, 2002 between MEL BANKOFF, hereinafter referred to as Landlord and MONTEREY PASTA COMPANY, a Delaware corporation, hereinafter referred to as Tenant.

W I T N E S S E T H
ARTICLE I
LANDLORD'S COVENANTS

        1.1    Agreement to Lease.    In consideration of the rents to be paid by Tenant, and of the covenants and agreements hereinafter stipulated to be kept by the parties, Landlord does hereby lease to Tenant the real property commonly known as 90472 Woodruff Street in Eugene, Oregon, consisting of approximately 19,000 square feet of office, warehouse and production area, and adjacent parking, vehicular access ways and grounds, hereinafter referred to as the "Leased Premises."

        1.2    Possession and Quiet Enjoyment.    Landlord is the owner of the Leased Premises and has authority to enter into this Lease. Landlord covenants that so long as Tenant complies with Tenant's obligations under the terms of this Lease, that Tenant shall be entitled to the peaceable and quiet possession of the Leased Premises.

        The taking of possession of the Leased Premises shall be conclusive evidence that the Tenant accepts the same "as is" and that the same are in a satisfactory condition at the time possession is taken.

        1.3    Term.    This Lease shall commence as of the 26th day of August, 2002, and shall terminate on December 31, 2007, unless sooner terminated pursuant to the terms of this Lease regarding termination, or unless extended by Tenant pursuant to Tenant's option to renew. Such renewal shall be on the same terms and conditions as set forth herein.

                1.3.1    Option to Renew Lease.    So long as Tenant is not in default pursuant to the terms of this Lease, which default is continuing after notice from Landlord and the expiration of any applicable grace period provided for in this Lease, Tenant shall have the option to renew this Lease for three additional terms of five years each.

                Such renewal by Tenant shall be binding upon Landlord only if Tenant gives notice of such renewal, in writing, to Landlord at least 180-days prior to the expiration of the then current term. The rental payable during such renewal term shall be as specified in Paragraph 1.3 above, adjusted as provided in Paragraph 2.1.1 below. All other terms and conditions shall remain in full force and effect during such renewal term.

ARTICLE II
PAYMENTS BY TENANT

        In consideration of the covenants of the Landlord provided by this Agreement, Tenant agrees to make the following payments, with the express understanding that timely payments are the essence of this Agreement:

        2.1    Payment of Rent.    The monthly rental shall be $6,000.00 per month, payable on the 1st day of each month through December 31, 2003, in advance, with the first monthly payment due on execution of this Lease. Monthly rental due during calendar year 2004 shall be in the sum of $6,500.00. After December 31, 2004 monthly rental shall be determined pursuant to Paragraph 2.1.1 below. Rent and all other charges or sums for any period during the term of this Lease which is for less than one (1) full calendar month shall be prorated based upon the actual number of days of the partial calendar month.

                2.1.1    CPI Adjustment.    For the 12-month period commencing January 1, 2005, and for each succeeding year of the lease term as well as during any renewal term, the monthly rental shall be increased to reflect the percentage increase in the Consumer Price Index West B/C published by the Department of Labor, or such other Index which is most consistent therewith if the Consumers Price Index is no longer published, ("CPI"), over the prior 12-month period, utilizing the most currently available CPI figure, in comparison with the CPI figure for the same calendar month 12-months previously.

        For example, if as of January 1, 2005 the most currently available CPI figure is for the month of October, 2004, then the October 2004 CPI figure would be compared with the October 2003 CPI figure. If the October 2004 figure were 206, and the October 2003 figure were 200, then the monthly rental commencing January 1, 2005 through December 31, 2005 would be $6,695.00.

                206

                       x 6500 = $6,695

                200

        Notwithstanding the foregoing, in no event shall the monthly rent be reduced below the initial monthly rental, nor shall any adjustment be more than 5-percent greater than the monthly rental in effect immediately prior to such adjustment.

        2.2    Property Taxes.

                2.2.1    Real Property Taxes.    Tenant shall be responsible for the payment of the real property taxes levied on the Leased Premises, except as otherwise provided herein.

                The taxes during the first year and the last year of the lease term shall be prorated between the parties. As soon as practicable following receipt of the property tax assessment, during the lease term or any renewal, Landlord shall provide Tenant with a copy of the real property tax assessment statement and Tenant shall pay such amount as additional rent in a lump sum within 15-days of receipt of the statement from Landlord. If Landlord does not provide the statement to Tenant described in the preceding sentence in a timely manner, Tenant shall still be liable for payment of the taxes but Landlord will be responsible for all interest or foregone discounts resulting from the delayed delivery of the statement.

                2.2.2    Personal Property Taxes.    Tenant shall pay all personal property taxes on Tenant's property located on the Premises during the term of this Lease, when due.

                2.2.3    Tenant's Right to Contest Taxes.    Tenant, at its cost, shall have the right at any time to seek a reduction in or otherwise contest any real property taxes for which it is obligated to reimburse Landlord pursuant to this Article, by action or proceeding against the entity with authority to assess or impose the same.

                Landlord shall not be required to join in any proceeding or action brought by Tenant unless the provisions of applicable laws or regulations require that such proceeding or action be brought by or in the name of Landlord, in which event Landlord shall join in such proceeding or action or permit it to be brought in Landlord's name, provided that Tenant protect, indemnify, and hold Landlord free and harmless from and against any liability, cost or expense in connection with such proceeding or contest.

                Tenant shall continue, during the pendency of such proceeding or action, to pay the real property taxes due as determined by Landlord pursuant to this Article 2. If Tenant is successful in such action or proceeding, Landlord shall reimburse to Tenant the amount of Tenant's share of any reduction in real property taxes realized by Tenant in such contest or proceeding within 10-days after the amount of such reduction has been determined.

                2.2.4    Substitute Taxes.    If at any time during the term of this Lease, under the laws of the state of Oregon, or of any political subdivision thereof in which the Premises are situated, a tax or excise on rent, or other tax however described, is levied or assessed by the state of Oregon, or by any such political subdivision, against Landlord on account of the guaranteed rental, or any other rentals accruing under this Lease, as a substitute in whole or in part for any real property taxes on the Premises or any part thereof, such tax or excise on rent shall, to the extent of the amount thereof which is lawfully assessed or imposed as a direct result of Landlord's ownership of the Premises or of this Lease or of the rentals accruing under this Lease, be deemed to be a real property tax or assessment levied or assessed against the Premises for the purpose of this Article II. However, nothing contained in this Lease shall require Tenant to pay any income, excess profits, franchise or similar tax payable by Landlord on account of the rentals accruing under this Lease.

        2.3    Utilities.    Tenant shall pay, before delinquent, at Tenant's sole cost and expense, all charges for water, gas, heat, electricity, power, telephone service, sewer service charges and sewer rental charged or attributable to the Leased Premises, and all other services or utilities used in, upon or about the Leased Premises by Tenant during the term thereof.

        2.4    Repairs and Maintenance.    Tenant covenants that Tenant shall, at Tenant's own expense, keep and maintain the interior and exterior of the Leased Premises, including all walls, plumbing, electrical, heating, ventilation, air conditioning, doors, ceilings, floors, glass and fixtures located on said Leased Premises during the term of this Lease, as well as the parking areas, vehicular access ways and landscaping substantially in the condition received, and in a clean and sanitary condition and will always keep and maintain the Leased Premises and all the appurtenances thereto belonging or appertaining thereto, in conformity to and in compliance with all orders, ordinances, rules and regulations, and statutes of all governmental authorities having jurisdiction over the Leased Premises, or the use thereof. The parties expressly agree that Landlord shall not be required, during the term of this Lease, or any extension thereof, to make any alterations, repairs, or maintenance to any part of said property, except that Landlord shall be responsible for the maintenance and/or replacement of the roof, structural members and foundation.

        Notwithstanding anything herein to the contrary, if Landlord fails to timely perform its maintenance and repair obligations hereunder, and, as a consequence, Tenant's use of the Leased Premises is substantially impaired, Tenant shall have the right after notice to Landlord to cause such repair or maintenance to be performed at Landlord's expense and to deduct the costs thereof from the Rent payable to Landlord. Except in the event of an emergency, Landlord shall not enter the Leased Premises for the purpose of inspecting the Leased Premises or effecting any repairs except upon not less than 24-hours' advance notice to Tenant. Landlord shall make every effort feasible to avoid having any of Landlord's maintenance or repair activities interfere with Tenant's business activities and occupancy of the Leased Premises.

        2.5    Insurance.    Landlord will maintain during the term of this Lease a policy of extended coverage ("all-risk") property insurance on the Leased Premises (excluding Tenant's trade fixtures and equipment) in the amount of the full replacement value thereof as determined from time to time by Landlord's insurance agent, but in any event not less than every three years, together with rent loss coverage. Landlord shall obtain such insurance at competitive rates, and Tenant shall have the right to cause such insurance to be placed with an insurance carrier designated by Tenant, if Tenant's insurance carrier is able to provide the required insurance at less expense than Landlord's proposed insurance carrier; provided, however, that Tenant's insurance carrier and the insurance policy to be issued by it otherwise meet the requirements of this paragraph. Not more frequently than once every six months, Tenant will reimburse Landlord for the premium cost of the insurance to be maintained by Landlord pursuant to this paragraph within 30-days after Landlord delivers an invoice and reasonable supporting documentation showing the amount owed by Tenant. In no event shall Tenant be required to pay the cost of any earthquake coverage that Landlord may elect to maintain. All insurance required to be carried by Landlord or Tenant hereunder shall be primary and non-contributory and shall be placed with insurers authorized to do business in the state of Oregon and holding a Policyholders Rating of

"A" or better in the most current edition of Best's Insurance Guide. The policies may be carried under blanket policies maintained by Tenant or Landlord if they otherwise comply with the provisions of this paragraph and provide substantially equivalent coverage.

ARTICLE III
ADDITIONAL COVENANTS

        3.1    Use of Premises.    The Leased Premises shall be used by Tenant for commercial and/or industrial purposes consistent with applicable building codes and zoning laws, and for no other activity without the written consent of Landlord which shall not be unreasonably withheld, conditioned, or delayed. Tenant shall not permit or suffer any waste or destruction of the Leased Premises, reasonable wear and tear excepted. All use shall be in accordance with applicable zoning laws.

        Tenant shall cause the Leased Premises and all operations on the Leased Premises to comply with all Environmental Laws and orders of any governmental authorities having jurisdiction under any Environmental Laws. Tenant shall have no obligation or responsibility in regard to any contamination which may have occurred prior to Tenant's taking of possession of the Leased Premises or which was not caused by Tenant or Tenant's agents or invitees. Landlord affirms, that it has no knowledge of any such contamination. Tenant shall exercise extreme care in handling Hazardous Substances and shall undertake any and all preventive, investigatory or remedial action (including, without limitation, emergency response, removal, containment and other remedial action) (a) required by any applicable Environmental Laws or orders by any governmental authority having jurisdiction under Environmental Laws, or (b) necessary to prevent or minimize property damage, personal injury or damage to the environment, or the threat of any such damage or injury, by releases of or exposure to Hazardous Substances in connection with the Leased Premises or operations on the Leased Premises provided such action(s) are necessitated by Tenant or Tenant's agents or invitees use or handling of Hazardous Substances at the Leased Premises or Tenant's business at the Leased Premises. In the event Tenant fails to perform any of its obligations under this section, Landlord may perform (but shall not be required to perform) such obligations at Tenant's expense. In performing any such obligations of Tenant, Landlord shall at all times be deemed to be the agent of Tenant and shall not by reason of such performance be deemed to be assuming any responsibility of Tenant under any Environmental Laws or to any third party. Landlord represents and warrants to Tenant that on the commencement of the term hereof, the Leased Premises shall (a) comply with all applicable covenants and restrictions of record, statutes, ordinances, codes, rules, regulations, orders, and requirements, including but not limited to Environmental Laws and the ADA, as in effect at the time of initial construction, and (b) are free from contamination by any Hazardous Substances (and for purposes of this subclause (b), the Leased Premises shall be deemed to include the underlying soil and ground water). In the event of a breach of the foregoing warranties, Landlord shall promptly rectify such breach at its sole cost and expense to the extent required by applicable governmental regulations. Landlord also shall protect, indemnify, defend, and hold Tenant harmless from and against any and all liability, loss, suits, claims, actions, costs, and expense (including, without limitation, attorneys' fees) arising from (a) any breach of the foregoing warranties and (b) any contamination of the Leased Premises (including the underlying land and ground water) by any Hazardous Materials, where such contamination was not caused by Tenant. The provisions of this paragraph shall survive the termination of this Lease.

        As used in this Section 3.1, "Environmental Laws" means any and all state, federal and local statutes, regulations, and ordinances relating to the protection of human health or the environment. "Hazardous Substances" is used in its very broadest sense and refers to materials that, because of their quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled. "Hazardous Substances" shall include, without limitation, petroleum products or crude oil or any fraction thereof and any and all hazardous or toxic substances, materials or waste as defined by or listed under the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation and Liability Act, or any other of the Environmental Laws.

        3.2    Alterations and Improvements.    It is contemplated that Tenant may make minor alterations or improvements on the Leased Premises, but all such alterations or improvements shall be made only after receiving written approval from Landlord or Landlord's authorized agent. All such alterations or improvements shall be at the sole cost and expense of Tenant.

        All improvements and alterations performed on the Leased Premises by the Tenant shall be the property of the Landlord when installed, unless otherwise agreed in writing.

        Notwithstanding anything herein to the contrary,

        (a)  With respect to any alterations, additions or improvements requiring Landlord's consent, Landlord shall not unreasonably withhold its consent thereto.

        (b)  Tenant shall not be required to remove any alterations, additions or improvements for which Tenant has obtained Landlord's consent, unless Landlord has indicated, at the time of granting such consent, that such removal will be required.

        (c)  Tenant shall have the right to make alterations, additions and improvements which in each instance (i) do not cost more than $5,000.00, (ii) are not visible from the exterior of the Leased Premises, and (iii) do not affect the structural integrity of the Building or Building mechanical or electrical systems, without the consent of Landlord, but with notice to Landlord.

        (d)  Tenant shall be entitled to remove its furniture, trade fixtures, and other personal property purchased or placed upon the Leased Premises by Tenant.

        3.3    Assignment and Sublease.    No part of the Leased Premises or this Lease may be assigned, mortgaged or subleased by Tenant, nor may a right of use of any portion of the property be conferred on a third person by any other means, without the prior written consent of Landlord which consent shall not be unreasonably withheld. This provision shall apply to all transfers by operation of law and transfers to and by trustees in bankruptcy, receivers, administrators, executors and legatees. No consent in one instance shall prevent this provision from applying to a subsequent instance. Landlord shall consent to a transaction covered by this provision when withholding such consent would be unreasonable in the circumstances.

        Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant agree as follows: Tenant may assign this Lease or sublet the Leased Premises or any portion thereof, without Landlord's consent, to any entity which controls, is controlled by, or is under common control with Tenant; to any entity which results from a merger of, reorganization of, or consolidation with Tenant; to any entity engaged in a joint venture with Tenant; or to any entity engaged in a joint venture with Tenant; or to any entity which acquires substantially all of the stock or assets of Tenant, as a going concern, with respect to the business that is being conducted in the Leased Premises (hereinafter each a "Permitted Transfer"). In addition, an assignment by Tenant which results from or occurs in connection with a sale or transfer of the capital stock of Tenant shall be deemed a Permitted Transfer if (1) such sale or transfer of capital stock occurs in connection with any bona fide financing or capitalization for the benefit of Tenant, or (2) such sale or transfer of capital stock is under the auspices of the NASDAQ or other regional or national stock exchange. Landlord shall have no right to terminate the Lease in connection with, and shall have no right to any sums or other economic consideration resulting from, any Permitted Transfer.

        3.4    Liens.    Tenant covenants that Tenant will not permit any lien to be placed upon the Leased Premises, during the term of this Lease.

        3.5    Liability for Accident or Injury.

                3.5.1    Landlord's Liability.    Landlord shall not be liable to Tenant for any injuries to persons or damage to property, including any disruption of Tenant's business activities on the Premises, resulting from the negligence of any person other than Landlord, or from the condition of any part of the building, including but not limited to, damage from water, gas or steam. The foregoing limitation on Landlord's liability shall not apply to the extent such injury or damage is due to the negligence or willful misconduct of Landlord, its agents, contractors or employees or a breach by Landlord of its obligations under the Lease.

                3.5.2    Indemnity.    Tenant shall indemnify and hold Landlord harmless against any and all claims arising from the negligence of Tenant, its officers, agents, invitees or employees, or arising from the failure of Tenant to comply with any covenant or agreement required to be performed herein by Tenant, and shall, at Tenant's own expense, defend Landlord against any suits or actions arising from such injury or damage and all appeals therefrom, and shall satisfy and discharge any judgment or decree that may be awarded against Landlord in any such proceeding. Tenant shall not be required to indemnify, defend, or hold Landlord harmless from or against claims, liability, loss, cost or expense arising out of (i) the breach by Landlord, or Landlord's agents, employees, licensees, invitees, or independent contractors (collectively "Landlord's Agents"), of any covenant, representation or warranty under this Lease, or (ii) any negligence or willful misconduct of Landlord of Landlord's Agents. Landlord shall indemnify and hold Tenant harmless against any and all claims arising from the negligence of Landlord or Landlord's agents or arising from Landlord's failure to comply with any covenant or agreement required to be performed by Landlord herein and Landlord shall at Landlord's expense, defend Tenant against any actions arising from such injury or damage and all appeals therefrom, and shall satisfy and discharge any judgment or decree that may be awarded against Tenant in any such proceeding.

                3.5.3    Liability Insurance.    In order to comply with the foregoing provision, Tenant shall procure and thereafter, during the term of this Lease, continue to carry public liability and property damage insurance including fire/legal liability coverage with a responsible company, with limits of not less than $500,000.00, single limit. Such insurance shall cover all risks arising directly or indirectly out of Tenant's activities or any condition of the Leased Premises, whether or not related to an occurrence caused or contributed to by Tenant but may exclude coverage for contamination by Hazardous Substances. Certificates evidencing such insurance and bearing endorsements requiring 30-days' written notice to Landlord prior to any change or cancellation shall be furnished to Landlord by Tenant.

        3.6    Fixtures.

                3.6.1    Property Rights.    All fixtures placed upon the Leased Premises during the term by Tenant, other than Tenant's trade fixtures, shall, at Landlord's option, become the property of Landlord. Movable furniture, decorations, curtains, blinds, furnishings, signs and trade fixtures shall remain the property of Tenant, if placed upon the Leased Premises by Tenant.

                3.6.2    Removal.    If Landlord so elects, Tenant shall remove any or all fixtures including underground storage tanks placed upon the Leased Premises by Tenant which would otherwise remain the property of Landlord, and shall repair any physical damage resulting from the removal. If Tenant fails to remove such fixtures within twenty (20) days after Landlord's request for removal, Landlord may do so and charge the cost to Tenant. Tenant shall remove all furnishings, furniture and trade fixtures which remain the property of Tenant. If Tenant fails to do so, this shall be an abandonment of the property, and Landlord may retain the property and all rights of Tenant with respect to it shall cease, or, by notice in writing given to Tenant within 10-days after removal was required, Landlord may elect to hold Tenant to the obligation of removal. If Landlord elects to require Tenant to remove, Landlord may effect a removal and place the property in public storage for Tenant's account. Tenant shall be liable to Landlord for the cost of removal, transportation to storage and storage, with interest at 12-percent per annum on all such expenses from the date of expenditure by Landlord.

                3.6.3    Time For Removal.    The time for removal of any property or fixtures which Tenant is required to remove from the Leased Premises upon termination shall be as follows:

                (1)    On or before the date the Lease terminates because of expiration of the original or a renewal term or because of default under Article V.

                (2)    Within 10-days after notice from Landlord requiring such removal where the property to be removed is a fixture which Tenant is not required to remove except after such notice by Landlord.

        3.7    Surrender at Expiration.    Upon expiration of the lease term or earlier termination on account of default, Tenant shall deliver all keys to Landlord and surrender the Leased Premises in good condition, reasonable wear and tear excepted, and broom clean. Alterations constructed by Tenant with permission from Landlord shall not be removed or restored to the original condition unless the terms of permission for the alteration so require. Depreciation and wear from ordinary use for the purpose for which the Premises were let need not be restored, but all repair for which Tenant is responsible shall be completed to the latest practical date prior to such surrender. Tenant's obligations under this paragraph shall be subordinate to the provisions of Article IV related to destruction.

ARTICLE IV
DAMAGE, DESTRUCTION OR EMINENT DOMAIN

        4.1    Damage.

                4.1.1    Insured Loss.    If there is damage to the Leased Premises which was caused by any peril required to be covered or actually covered by insurance pursuant to Paragraph 2.6 above ("Insured Loss"), or if there is damage which is not an Insured Loss, but the estimated restoration cost is no more than 33-percent of the then actual replacement cost of the Leased Premises, as the case may be, then, in either event, Landlord shall, at Landlord's expense, repair such damage, but not damage to Tenant's trade fixtures or equipment, as promptly as possible; and this Lease shall continue in full force and effect, except as otherwise provided below.

                4.1.2    Damage; Uninsured Loss.    If there is damage which is not an Insured Loss and the estimated restoration costs exceeds 33-percent of the actual replacement cost of the Leased Premises, as the case may be, then Landlord may at Landlord's option either (i) repair such damage as promptly as possible at Landlord's expense, in which event the Lease shall continue in full force and effect, or (ii) give notice to Tenant within 30-days after the date of the occurrence of such damage of Landlord's intention to terminate this Lease as of the date of the occurrence of such damage. If Landlord elects to terminate this Lease, Tenant shall have the right within 10-days after the receipt of such notice to give notice to Landlord of Tenant's intention to repair such damage at Tenant's expense, without reimbursement from Landlord, in which event this Lease shall continue in full force and effect, and Tenant shall proceed to make such repairs as soon as reasonably possible, except that Landlord shall be obligated to reimburse Tenant for 100-percent of the insurance proceeds received attributable to the replacement of the damaged improvements. If Tenant does not give such notice within such 10-day period, this Lease shall be terminated as of the date of the occurrence of such damage.

                4.1.3    Abatement of Rent.    If Landlord or Tenant restores the Leased Premises pursuant to the provisions of this Article, the monthly Rent and real property taxes payable hereunder by Tenant for the period during which such restoration continues shall be abated in proportion to the degree to which Tenant's use of the Leased Premises or access thereto is impaired. Except for the foregoing abatements, Tenant shall have no claim against Landlord for any damage suffered by reason of any such damage, destruction, repair or restoration, except as otherwise provided in Paragraph 3.5.2.

                4.1.4    Waiver.    Landlord and Tenant waive the provisions of any statutes which relate to termination of leases when leased property is destroyed, and agree that such event shall be governed by the terms of this Lease.

        4.2    Tenant's Termination Rights.

                (i)    Notwithstanding anything to the contrary herein, if there is damage, whether or not an Insured Loss (including destruction required by any authorized public authority) which cannot be repaired within 180-days after the date of the casualty (the "Estimated Rebuilding Period") as reasonably determined by an architect or engineer jointly selected by Landlord and Tenant, this Lease shall terminate at the option of Tenant as of the date of such damage. Landlord and Tenant shall use reasonable efforts to obtain a written estimate of the repair period within 30-days after the date of damage. If Tenant desires to exercise its termination option, it shall give Landlord written notice of such exercise within 30-days after Tenant obtains written notice of the estimated repair period.

                (ii)    If Landlord has not completed the restoration within an additional 60-days after the Estimated Rebuilding Period, Tenant shall have the right to terminate this Lease upon notice to Landlord given at any time prior to the date that Landlord's restoration is completed.

                (iii)    If Landlord is required or elects to restore the Leased Premises under the provisions of this section and does not commence such restoration within 120-days of the date the damage occurs, Tenant may, at Tenant's option, terminate this Lease by giving Landlord notice thereof at any time prior to the commencement of such restoration. In such event, this Lease shall terminate as of the date of such notice.

                (iv)    Upon termination of this Lease by either party pursuant to this Article 4, an equitable adjustment shall be made concerning advance rent and any advance payments made by Tenant to Landlord. Landlord shall, in addition, return to Tenant so much of Tenant's security deposit as has not theretofore been applied by Landlord.

        4.3    Damage Near End of Term.    If at any time during the last year of the term of this Lease, there is a casualty to the Leased Premises (whether or not an Insured Loss) such that Tenant's use or occupancy of the Leased Premises is materially impaired, Landlord or Tenant may terminate this Lease as of the date of the casualty by giving the other party notice within 45-days after the date of such casualty. Notwithstanding anything to the contrary in this Lease, if at the time of such casualty, Tenant has an option to extend the term of the Lease and the time for the exercise of such option has not then expired, Tenant shall have a period of 45-days from the date of casualty in which to elect to exercise the extension option. If Tenant exercises such option during said 45-day period, and provided Landlord is otherwise obligated to, or elects to, repair such damage under the provisions of this section, Landlord shall, at Landlord's expense, repair such damage as soon as reasonably possible, and this Lease shall continue in full force and effect. If Tenant fails to exercise such option during said 45-day period, then Landlord may, at Landlord's option, terminate this Lease effective as of the date of the casualty, giving notice to Tenant of Landlord's election to do so within 10-days after the expiration of said 45-day period.

        Notwithstanding anything herein to the contrary, if all the Leased Premises or all access thereto is taken for public or quasi-public use in condemnation proceedings, by right of eminent domain, or deed in lieu thereof, this Lease shall terminate as of the date of taking and charges including rent due under this Lease shall be prorated as of the date of this Lease, and any prepaid rent and other charges shall be refunded to Tenant. However, if less than the entire Leased Premises is taken and, in Tenant's opinion the remaining portion is adequate and suitable for use for its purposes as herein stated, then at Tenant's option to be exercised by notice to Landlord within 20-days following said taking, this Lease shall continue in full force and effect as to that portion of the Leased Premises remaining, and the monthly rental payable hereunder after the date of said taking for the remainder of the term hereof shall be reduced in the same proportion as the floor area of the Leased Premises is reduced by said taking. In such event (i.e. the continuance of the Lease as to the portion remaining), Landlord shall, at its sole cost and expense, proceed diligently to restore said Leased Premises as closely as possible to their condition immediately prior to the taking. Landlord shall, at all times, keep Tenant promptly and fully advised of any condemnation proceedings or threat thereof. Any award or compensation arising out of such appropriation or taking shall be apportioned between Landlord and Tenant with respect to the property of the Landlord and the relocation expenses, improvements, fixtures and leasehold of the Tenant so taken without regard to any termination of this Lease. Nothing herein shall prohibit Tenant from taking independent action against the condemning authority to recover any other damage or costs to which it may be entitled.

        Landlord represents and warrants that, as of the commencement of the Lease, it has no actual or constructive knowledge of any proposed condemnation or road or access changes or impairment to the visibility of the Leased Premises including, but not limited to, turn restrictions, barriers or medians, overpasses, underpasses or bypasses, that would adversely affect the Leased Premises or the conduct of Tenant's business at the Leased Premises. In the event that, prior to the commencement date, any of the foregoing actions is proposed by any governmental or private authority, Tenant shall be under no obligation to commence or continue construction of its work on the Leased Premises, and Tenant shall have the option to (i) recover all rights, damages and awards pursuant to which it is entitled hereunder, or (ii) terminate this Lease with a reservation of its rights and remedies hereunder.

        4.4    Tenant's Damage Claim for Eminent Domain.    Nothing contained herein shall be construed to preclude Tenant from prosecuting any claim directly against the condemning authority in such condemnation proceedings for loss of business, or depreciation of, damage to, or cost of removal of or for the value of stock, trade fixtures, furniture and other personal property belonging to Tenant; provided, however that no such claims shall diminish or otherwise adversely affect Landlord's award for the taking of the land, buildings and improvements thereon.

ARTICLE V
DEFAULT

        5.1    Default by Tenant.    The following shall be events of default:

                5.1.1    Failure To Pay Rent.    Failure of Tenant to pay any rent or other charge within 10-days after notice from Landlord that the same is delinquent and Tenant receives written notice from Landlord that the rental is due; provided, however, Landlord shall not be required to give Tenant written notice of nonpayment more than two (2) times during any calendar year.

                5.1.2    Failure of Obligation Other Than Rent.    Failure of Tenant to comply with any term or condition or fulfill any obligation of the Lease (other than the payment of rent or other charges) within 30-days after written notice by Landlord specifying the nature of the default with reasonable particularity. If the default is of such a nature that it cannot be completely remedied within the 30-day period, this provision shall be complied with if Tenant begins correction of the default within the 30-day period and thereafter proceeds with reasonable diligence and in good faith to effect the remedy as soon as practicable.

                5.1.3    Insolvency of Tenant.    An assignment by Tenant for the benefit of creditors; the filing by Tenant of a voluntary petition in bankruptcy; an adjudication that Tenant is bankrupt or the appointment of a receiver of the properties of Tenant; the filing of an involuntary petition of bankruptcy and failure by Tenant to secure a dismissal of the petition within 60-days after filing; attachment of or the levying of execution on the leasehold interest and failure of Tenant to secure discharge of the attachment or release of the levy of execution within 60-days. If Tenant consists of two or more individuals or business entities, the events of default specified in this subparagraph shall apply to each individual unless within 30-days after an event of default occurs, the remaining individual(s) produce evidence satisfactory to Landlord that they have unconditionally acquired the interest of the one causing the default. If the Lease has been assigned, the events of default so specified shall apply only with respect to the one then exercising the rights of Tenant under the Lease. This paragraph shall apply only to the extent that it is not in conflict with the United States Bankruptcy Laws.

        5.2    Remedies on Default by Tenant.

                5.2.1    Landlord's Right To Terminate.    In the event of a default, the Lease may be terminated at the option of Landlord by notice in writing to Tenant. The notice may be given before or after the running of the grace period for default and may be included in a notice of failure of compliance given under Paragraph 5.1.2.

                5.2.2    Damages Without Termination.    If the Lease is not terminated by election of Landlord or otherwise, Landlord shall be entitled to recover damages from Tenant for the default.

                5.2.3    Liability Following Termination.    If the Lease is terminated for any reason, Tenant's liability to Landlord for damages shall survive such termination, and the rights and obligations of the parties shall be as follows:

                (1)    Tenant shall vacate the property immediately, remove any property of Tenant, including any fixtures which Tenant is required to remove at the end of the lease term, perform any cleanup, alterations or other work required to leave the property in the condition required at the end of the term, and deliver all keys to Landlord.

                (2)    Landlord may reenter, take possession of the Premises and remove any persons or property by legal action.

                5.2.4    Rights On Reentry.    Following reentry or abandonment, Landlord may relet the Premises and in that connection may:

                (1)    Make any suitable alterations or refurbish the Premises, or both, or change the character or use of the Premises, but Landlord shall not be required to relet for any use or purpose (other than that specified in the Lease) which Landlord may reasonably consider injurious to the Premises, or to any tenant which Landlord may reasonably consider uncreditworthy.

                (2)    Relet all or part of the Premises, alone or in conjunction with other properties, for a term longer or shorter than the term of this Lease, upon any reasonable terms and conditions, including the granting of some rent-free occupancy or other rent concession.

                5.2.5    Damages On Termination.    In the event of termination on default, Landlord shall be entitled to recover immediately, without waiting until the due date of any future rent or until the date fixed for expiration of the lease term, the following amounts as damages:

                (1)    Any excess of (a) the value of all of Tenant's obligations under this Lease, including the obligation to pay rent, from the date of default until the end of the term, over (b) the reasonable rental value of the property for the same period figured as of the date of default, the net result to be discounted to the date of default at a reasonable rate, not exceeding 8-percent per annum.

                (2)    The reasonable costs of reentry and reletting, including without limitation the cost of any cleanup, refurbishing, removal of Tenant's property and fixtures, or any other expense occasioned by Tenant's failure to quit the Premises upon termination and to leave them in the required condition, any remodeling costs required to make the Leased Premises conform to the condition that Tenant was otherwise required to surrender them in at the expiration of the Lease, together with attorney fees, court costs, broker commissions and advertising costs.

                5.2.6    Other Remedies.    The foregoing remedies shall be in addition to and shall not exclude any other remedy available to Landlord under applicable law.

        5.3    Liquidated Damages.    In the event that Tenant fails to pay rent when due pursuant to this Agreement and Landlord does not elect to terminate the Lease for such default, in addition to any remedy not inconsistent herewith, Tenant agrees to pay to Landlord as liquidated damages for such late payment, 3-percent of the rental otherwise due.

        5.4    Default by Landlord. In the event of failure by Landlord to comply with any term of this Lease or discharge any obligation of this Lease, and such failure is not cured by Landlord within thirty (30) days of written notice from Tenant, then Tenant may pay or discharge Landlord's obligation and offset the cost so incurred from rent thereafter owing until Tenant has been reimbursed from the cost so incurred. If the amount expended by Tenant exceeds the rent thereafter owing, Landlord shall reimburse the excess upon demand.

ARTICLE VI
MISCELLANEOUS

        6.1    Accord and Satisfaction.    No payment by Tenant or receipt by Landlord of a lesser amount than the rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy provided in this Lease.

        6.2    Notices.    Any notice required or permitted under this Lease shall be given when actually delivered or when deposited in the United States mail, as certified mail, addressed as follows:

To Landlord:	MEL BANKOFF 2905 Adams Street Eugene, Oregon 97405
To Tenant:	MONTEREY PASTA COMPANY, INC. 1528 Moffett Street Salinas, California 93905

or to such other address as may be specified from time to time by either of the parties in writing.

        6.3    Joint and Several Liability.    In the event Tenant now or hereafter shall consist of more than one person, firm or corporation, all such persons, firms or corporations shall be jointly and severally liable as Tenant hereunder.

        6.4    Entire Agreement.    This document contains the entire agreement between the parties and shall not be altered or modified except by written agreement, signed by all the parties hereto.

        6.5    Use of Pronoun.    The use of the neuter, singular pronoun to refer to Tenant shall be deemed a proper reference even though Tenant may be an individual, a partnership, a corporation, or a group of two or more individuals or corporations. The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where there is more than one Tenant and to either corporations, associations, partnerships, or individuals, males or females shall in all instances be assumed as though in each case fully expressed.

        6.6    Paragraph Headings.    Paragraph headings are used for the convenience of the reader and are not intended to effect the legal rights otherwise determined under this Lease Agreement.

        6.7    Waiver.    It is understood and agreed by the parties that no waiver by the Landlord of any breach of any provision hereof by Tenant, or any forbearance by the Landlord hereunder, shall constitute or be deemed to be a waiver of any remedy provided by law or by this Agreement upon any subsequent breach by Tenant of the same or any other provision of this Agreement.

        6.8    Heirs and Assigns.    Subject to the restrictions upon assignment described above, this Agreement shall be binding upon and inure to the benefit of the heirs and assigns of the parties.

        6.9    Signs.    Landlord hereby consents to Tenant's installation of signage, at Tenant's sole cost and expense, to be constructed in accordance with applicable provisions of the City of Eugene Municipal Code. Tenant shall remove all such signage at the expiration of the term and repair any damage caused by such removal.

        6.10    Attorney Fees.    In the event that suit or action is instituted by any party to this Agreement to enforce the terms of this agreement, it is understood that the prevailing party in such suit or action shall be entitled to recover, in addition to the relief provided by the court, such further sums as the trial or appellate court may award as reasonable attorney fees, including any fees assessed as the reasonable estimated costs to enforce collection of any judgment entered.

        6.11    Waiver of Landlord's Lien. Landlord waives any and all rights, title and interest Landlord now has, or hereafter may have, whether statutory or otherwise, to Tenant's inventory, equipment, furnishings, trade fixtures, books and records, personal property, and tenant improvements paid for by Tenant located at the Leased Premises (singly and/or collectively, the "Collateral"). Landlord acknowledges that Landlord has no lien, right, claim, interest or title in or to the Collateral. Landlord further agrees that Tenant shall have the right, at its discretion, to mortgage, pledge, hypothecate or grant a security interest in the Collateral as security for its obligations under any equipment lease or other financing arrangement related to the conduct of Tenant's business at the Leased Premises.

        IN WITNESS WHEREOF, the parties have executed this Lease Agreement, in duplicate, as of the day and year above stated.

Landlord:		Tenant:
MONTEREY PASTA COMPANY
By:	/s/ MEL BANKOFF Mel Bankoff	By:	/s/ R. LANCE HEWITT R. Lance Hewitt
		Its:	President/CEO

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  EXHIBIT 10.43
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  COMMERCIAL LEASE AGREEMENT